Exhibit 10.3

Advisory Agreement

This Advisory Agreement (“Agreement”) is made by and between Marella Thorell (“Executive”) and Seres Therapeutics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, in connection with Executive’s resignation from employment with the Company effective November 15, 2026 (the “Date of Resignation”), the Parties wish to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Advisory Services.

(a)
General. During the period commencing on the Date of Resignation and ending on March 31, 2027 or, if earlier, the date on which Executive’s advisory relationship with the Company is terminated as provided in Section 1(e) below (the “Advisory Period”), Executive shall serve in the capacity of a non-employee advisor to the Company and provide such advisory services as are reasonably requested by the Company (the “Advisory Services”). For the avoidance of doubt, the Parties anticipate Executive will provide the Advisory Services for up to [20] hours per month at such times as reasonably requested by the Company.
(b)
Advisory Fees. In consideration of the Advisory Services, Executive shall be eligible for the following compensation and benefits:
(i)
Advisory Fee. The Company will pay to Executive an advisory fee in the amount of $500.00 per hour for each hour spent by Executive in the performance of the Advisory Services for the Company (the “Advisory Fee”). The Advisory Fee will be payable within 30 days of the end of each month upon presentation of a Company approved invoice by Executive, fully detailing the time spent and tasks performed by Executive. Invoices should reference this Agreement and should be submitted to: Accounts Payable, Seres Therapeutics, Inc, 101 Cambridgepark Drive, Cambridge, MA 02140 or via email at billing@seresthrerapeutics.com with a copy to Kristen Grogan at kgrogan@serestherapeutics.com.
(ii)
Treatment of Equity Awards. Subject to and conditioned upon (A) Executive providing the Advisory Services through the Advisory Period to the good-faith satisfaction of the Company and (B) Executive’s continued compliance with Section 2, with respect to those outstanding Company stock options and restricted stock units held by Executive on the Date of Resignation (the “Company Equity Awards”), the Advisory Services shall constitute continued service to the Company such that (1) the Company Equity Awards will continue to vest and, as applicable, become exercisable, during the Advisory Period, and (2) with respect to those Company Equity Awards that are stock options, such stock options will remain exercisable during the Advisory Period, and the post-termination exercise period of such stock options will not commence until the expiration of the Advisory Period.
(c)
Expenses. During the Advisory Period, the Company will reimburse Executive for reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of the Advisory Services, provided such out-of-pocket expenses are approved in advance by an officer of the Company and further are supported by reasonable documentation. Such expenses will include reasonable travel expenses of Executive to the Company’s offices.
(d)
No Other Compensation. Except as expressly described in Section 1(b), there shall be no other fees, salary or compensation paid to Executive for the Advisory Services during the Advisory Period.
(e)
Termination of Advisory Relationship. The advisory relationship established in accordance with this Section 1 may be terminated by the Company or Executive at any time and for any reason with fifteen (15) business days’ prior written notice to the other party.
(f)
Independent Contractor Status. The Parties acknowledge and agree that during the Advisory Period, Executive shall be engaged solely as an independent contractor and neither Executive nor any principal, employee or contractor of Executive shall be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Nothing in this Agreement shall establish an agency, partnership, joint venture or employee relationship between the Company and Executive, and Executive shall not represent herself as an employee or officer of the Company. The Company and Executive agree and acknowledge that neither Party hereto renders legal, tax or accounting advice to the other Party. Without limiting the generality of the foregoing, (i) the Company shall not pay, on the account of Executive or any principal, employee or contractor of Executive, any taxes required under the law to be paid with respect to employees and shall not withhold any monies from the Advisory Fees or expenses payable pursuant to Section 1 of this Agreement for income or employment tax purposes, (ii) the Company shall not provide Executive or any principal, employee or contractor of Executive with, and no such individual shall be eligible to receive from the Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation or other insurance benefits, , and (iii) Executive shall be solely responsible for, and shall indemnify and hold the Company harmless from, all taxes arising in connection with any Advisory Fees or other compensation paid to Executive under this Section 1, including without limitation any and all federal, state, local and foreign income and employment taxes.

2. Post-Termination Obligations.

(a) Executive reaffirms Executive’s continuing obligations under the Employee Non-Competition, Non-Solicitation Confidentiality and Assignment Agreement between Executive and the Company dated as of February 20, 2024 and, without limiting the foregoing, Executive remakes the non-competition covenants set forth in the Employee Non-Competition, Non-Solicitation Confidentiality and Assignment Agreement as if set forth herein.

(b) In addition, Executive agrees to refrain from Disparaging (as defined below) the Company and its affiliates, including their respective services, technologies, practices, directors and officers. The Company agrees to instruct its officers and directors to refrain from Disparaging Executive. Nothing in this Section shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement or the Employment Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the individual or entity being disparaged.

3. Company Property. All materials and property provided to Executive (including all samples, equipment, prototypes, devices, reports, communications, drawings, notes, and analyses), or produced by Executive, in connection with the performance of services under this Agreement shall be the exclusive property of Company. Executive will keep in Executive’s custody and control any such materials or property that Executive receives or develops, and will return the same to Company upon the termination of the Consultation Period or at Company’s request. Executive agrees to treat such materials and property with at least the same degree of confidentiality and care that it keeps Executive’s own materials and property. No materials containing proprietary information may be thrown in the trash unless the same are shredded.

4. Representations and Warranties. Executive represents and warrants that Executive has no duty or obligation to any third party with respect to the Services. Executive further represents and warrants that the services covered by this Agreement are not in violation of any other agreement or obligation by which Executive is bound.

5. Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed:

If to Company:

Seres Therapeutics, Inc.

101 Cambridgepark Drive

Cambridge, MA 02140

Attn: Richard Kender,

With a copy to Seres Legal Department at legal@serestherapeutics.com

If to Executive:

Marella Thorell

6164 Argos Drive

Blue Bell, PA 19422

6. Miscellaneous. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument executed by both Company and the Executive. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by Executive. If any of the provisions of this Agreement is found to be unenforceable or prohibited by any applicable law, such provision shall be ineffective only to the extent of such unenforceability or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

Dated: November 2, 2026	/s/ Marella Thorell Marella Thorell

SERES THERAPEUTICS, INC.
Dated: November 2, 2026	By: /s/ Richard Kender Name: Richard Kender Title: Executive Chair and Interim CEO